Exhibit 10.3

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (the "Agreement"), dated as of October 25, 2016 is made by and between Data Storage Corporation, a Nevada corporation (the “Company”), and Charles M. Piluso (the “Debt Holder”).

WHEREAS, the Company owes Debt Holder $1,802,521.08 (the "Debt") as a result of convertible debt from the investor with accrued interest;

WHEREAS, subject to the closing of those certain proposed asset purchase transactions between the Company and ABC Services Inc. and ABC Services II Inc., (the "DTST - ABC Asset Purchases"), the Company and Debt Holder wish to convert the Debt into shares of common stock of the Company at a conversion price of $0.10 per share (the "Conversion Price") resulting in the issuance of 18,025,210 shares of common stock (the “Shares”) to Debt Holder;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge the parties agree as follows:

1.          Conversion of Debt; Adjustment. The Company and Debt Holder hereby agree that, subject to the closing of the DTST - ABC Asset Purchases, the Debt shall convert into the Shares at the Conversion Price. At the end of the 90 day period following the date hereof, if the average closing price during any ten (10) day period during the 90 day period is greater than $0.10 per share (the "Adjusted Conversion Price"), then the Conversion Price shall be adjusted to equal the Adjusted Conversion Price; provided, however, that the Adjusted Conversion Price shall have a ceiling of $0.20 per share, whereby if the 10 day average closing price is greater than $0.20 per share during the 90 day period, then the Conversion Price shall be adjusted to equal $0.20 per share (for example, in the event the Company's 10 day average closing price increases to $0.25, the Adjusted Conversion Price shall be $0.20). There shall only be one adjustment. At the end of the 90 day period, if there is an Adjusted Conversion Price, the Debt Holder shall return the certificate representing the Shares to the Company for cancellation. The Company shall then issue a new certificate representing shares of common stock of the Company equal to the Debt divided by the Adjusted Conversion Price. In the event the DTST - ABC Asset Purchases do not proceed to closing, this Agreement shall be terminated and rendered null and void.

2.          Closing. Within ten (10) business days of the date hereof, the Company shall deliver the Shares to Debt Holder.

3.          Release. In consideration for the issuance of the Shares by the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Debt Holder, on its own behalf and on behalf of its members, officers, directors and any entities which are controlled by Debt Holder, does hereby release and discharge the Company and its subsidiaries, affiliates, respective officers, directors, agents, counsel and employees and their respective heirs, executors, administrators, successors and assigns from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims and demands whatsoever, in law, admiralty or equity which against them or any of them the Debt Holder, the entities controlled by the Debt Holder and its heirs, executors, administrators, successors and assigns ever had, now have or may in the future can, solely with regards to the amount of the Debt, shall or may have against the Company or any of them, as of the date this Agreement.

4.          Further Assurances. In connection with the Debt, the parties, by entering into this Conversion Agreement, agree to execute all agreements and other documents as reasonably requested by the other party.

5.          Representations and Warranties and Covenants of Debt Holder. Debt Holder represents, warrants and covenants to the Company as follows:

a.  No Registration. Debt Holder understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Debt Holder’s representations as expressed herein or otherwise made pursuant hereto.

b.  Investment Experience. Debt Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that he can protect his own interests. Debt Holder has such knowledge and experience in financial and business matters so that Debt Holder is capable of evaluating the merits and risks of its investment in the Company.

d.  Speculative Nature of Investment. Debt Holder understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Debt Holder can bear the economic risk of such investment and is able, without impairing such financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of Debt Holder’s investment.

e.  Accredited Investor. Debt Holder is an “accredited investor’ within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

DATA STORAGE CORPORATION

By:	/s/ Charles M. Piluso
Name: Charles M. Piluso
Title: President/CEO

/s/ Charles M. Piluso
Charles M. Piluso

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